Exhibit 99.1

Viking Therapeutics Reports First Quarter 2022 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Completion of Enrollment in Phase 2b VOYAGE Study of VK2809 in Biopsy-Confirmed NASH Expected in 2H22

•	Phase 1 Study of Dual GLP-1/GIP Agonist VK2735 Ongoing; Results Expected by Year-End

•	Quarter-end Cash Balance of $185M Provides Runway Through Multiple Clinical Catalysts

SAN DIEGO, April 27, 2022 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2022, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended March 31, 2022, and Other Recent Events:

“The first quarter of 2022 was a period of continued momentum at Viking, as we expanded our clinical portfolio and advanced our existing programs,” said Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “Early in the quarter, we announced the initiation of clinical development with our newest pipeline program, VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors, for the treatment of various metabolic disorders. We expect to report the initial results from a Phase 1 trial of this compound later in the year.  During the quarter, we also continued enrollment in the ongoing Phase 2b study of our lead program VK2809 in patients with biopsy-confirmed NASH and fibrosis.  We expect to complete enrollment in this study in the second half of 2022.  With our rare disease program, VK0214, for X-linked adrenoleukodystrophy, during the first quarter we initiated activities to satisfy the FDA’s request for an additional pre-clinical study.  We expect to submit the requested data to the Agency in the second quarter of this year and look forward to resuming clinical development of this important program.  We are advancing each of these programs while maintaining continued financial discipline. We believe our quarter-end cash balance of $185 million provides a runway extending through important data readouts from each of our clinical programs.”

Pipeline and Corporate Highlights

•

Phase 2b VOYAGE study evaluating VK2809 for the treatment of NASH continues enrolling patients.  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype.  The compound has demonstrated best-in-class therapeutic potential in a range of lipid disorders, including non-alcoholic steatohepatitis (NASH).

The company previously announced positive results from a 12-week Phase 2a trial of VK2809 in patients with hypercholesterolemia and non-alcoholic fatty liver disease, which achieved both its primary and secondary endpoints, demonstrating potent reductions in liver fat content and plasma lipids.  Key results from the Phase 2a trial included data showing that 88% of patients receiving VK2809 experienced at least a 30% reduction in liver fat content at 12 weeks, including all patients receiving the trial’s lowest dose of 5 mg daily.  In addition, patients receiving VK2809 experienced improvements in low-density lipoprotein cholesterol (LDL-C), triglycerides and atherogenic proteins.  These findings are of particular interest as the compound’s lipid-lowering effects may lead to improved cardiovascular benefits, a significant advantage when compared to other drugs and mechanisms that have been shown to increase plasma lipids and potentially cardiovascular risk.  Patients treated with VK2809 in this study also experienced durable reductions in liver fat, with the majority remaining responders four weeks after completion of dosing.  This study also demonstrated the promising safety and tolerability profile of VK2809.  In contrast with other clinical programs in this area, patients treated with VK2809 reported lower rates of GI disturbances such as diarrhea or nausea compared with patients receiving placebo.  In addition, no serious adverse events were reported among patients receiving VK2809 or placebo.

VK2809 is currently being evaluated in a Phase 2b trial in patients with NASH.  This trial, called VOYAGE, is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis.   The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in patients treated with VK2809, as compared to placebo.  Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

During the first quarter, screening and enrollment continued at both U.S. and ex-U.S. study sites, and the company expects to complete enrollment in the second half of 2022.

•

Preclinical study supporting Phase 1b VK0214 trial ongoing; On track to submit data to FDA in 2Q22.  VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurodegenerative disease for which there are currently no pharmacologic treatment options.

In June 2021, Viking reported the results of a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) Phase 1 study of VK0214 in healthy volunteers.  This study successfully achieved its primary and secondary objectives, with VK0214 shown to be safe and well-tolerated at all doses evaluated.  Treatment with VK0214 demonstrated dose-dependent exposures, no evidence of accumulation, and a half-life consistent with anticipated once-daily oral dosing.  Subjects who received VK0214 experienced reductions in LDL-cholesterol, triglycerides, apolipoprotein B and lipoprotein (a) following 14 days of treatment.  Many of the observed lipid reductions achieved statistical significance, though the study was not powered to demonstrate statistical significance on laboratory assessments.

Based on these findings the company initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy (AMN) form of X-ALD.  AMN is the most common form of X-ALD, affecting approximately 50% of those with the disease.  The Phase 1b trial is a multi-center, randomized, double-blind, placebo-controlled study in adult male patients with AMN.  The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered once-daily over a 28-day dosing period.  The study also includes an exploratory assessment of the impact of VK0214 on plasma levels of very long chain fatty acids, as well as an evaluation of the pharmacokinetics of VK0214 in these patients.

In January 2022, the company was informed that this trial had been placed on clinical hold by the U.S. Food and Drug Administration (FDA or Agency).  The Agency requested that the company complete an additional preclinical study prior to continuation.  This request was not due to findings from ongoing or previously completed studies.  Rather, the FDA informed the company that it considers the ongoing trial to be a Phase 2 trial.  As a Phase 2 trial, regulatory guidance requires that a rodent genotoxicity study be completed prior to initiation.

The company expects to complete the requested study and submit the results to the FDA later this quarter, with a goal of resuming dosing in the study as soon as possible thereafter.

•

Phase 1 trial of dual GLP-1/GIP agonist VK2735 ongoing.  In the first quarter, the company announced initiation of clinical development with VK2735 – an internally-developed compound targeting dual activation of the glucagon like peptide-1 (GLP-1) and the glucose dependent insulinotropic peptide (GIP) receptors.  The company is advancing VK2735 for the potential treatment of a range of metabolic disorders.

In November 2021, at the annual meeting of The Obesity Society, the company presented the first data from this program, highlighting improvements in metabolic profile among diet-induced obese (DIO) mice treated with the company’s compounds as compared to control cohorts.  Specifically, weight loss, glucose control, and insulin sensitivity were enhanced following treatment with the company’s dual agonists compared to the effects observed following treatment with the GLP-1 mono-agonist semaglutide, when administered at the same dose for the same time period. Reductions in liver fat content were generally larger among animals treated with Viking’s compounds relative to liver fat reductions observed among animals treated with semaglutide.  These results suggest that the addition of GIP receptor activity improves upon the effects achieved with activation of the GLP-1 receptor alone.

In the first quarter, the company announced the initiation of a Phase 1 clinical trial evaluating VK2735 in healthy volunteers.  The Phase 1 trial is a randomized, double-

blind, placebo-controlled, SAD/MAD study in healthy adults. The primary objectives of the study include an evaluation of the safety and tolerability of single and multiple doses of VK2735 delivered subcutaneously, as well as the identification of doses suitable for further clinical development.  The study will also evaluate the pharmacokinetics of VK2735 following single and multiple doses. Exploratory pharmacodynamic assessments include evaluations of changes in body weight and liver fat content after four weeks of once-weekly administration.  Results from this study are expected to be available in the second half of the year.

•

Strong balance sheet continues to support advancement of clinical programs into late stage development.  Viking ended the first quarter of 2022 with  $185 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate virtually in the following upcoming investor event:

H.C. Wainwright Annual Global Life Sciences Conference

Dates: May 23 - 25, 2022

First Quarter 2022 Financial Highlights

Research and development expenses for the three months ended March 31, 2022 were $12.6 million compared to $11.5 million for the same period in 2021. The increase was primarily due to increased expenses related to preclinical studies, manufacturing for the company’s drug candidates, stock-based compensation, services provided by third-party consultants and salaries and benefits, partially offset by decreased clinical study expenses.

General and administrative expenses for the three months ended March 31, 2022 were $3.7 million compared to $2.7 million for the same period in 2021. The increase was primarily due to increased expenses related to stock-based compensation and legal services.

For the three months ended March 31, 2022, Viking reported a net loss of $16.1 million, or $0.21 per share, compared to a net loss of $14.0 million, or $0.19 per share, in the corresponding period in 2021. The increase in net loss and net loss per share for the three months ended March 31, 2022 was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, compared to the same period of 2021.

Balance Sheet as of March 31, 2022

At March 31, 2022, Viking held cash, cash equivalents and short-term investments of $184.9 million, compared to $202.1 million as of December 31, 2021.

Conference Call

Management will host a conference call to discuss the company’s first quarter 2022 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 4, 2022 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #5270288. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company’s second clinical candidate is VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company’s third clinical candidate is VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. VK2735 is currently being evaluated in a Phase 1 clinical trial. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding responding to the FDA’s clinical hold notice, including the timing thereof, expectations regarding conducting the Company’s rodent genotoxicity study and expectations regarding the Company’s VK0214 program generally. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company’s other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues	$—	$—
Operating expenses:
Research and development	12,555	11,535
General and administrative	3,690	2,693
Total operating expenses	16,245	14,228
Loss from operations	(16,245)	(14,228)
Other income (expense):
Amortization of financing costs	(12)	(21)
Interest income, net	154	239
Total other income, net	142	218
Net loss	(16,103)	(14,010)
Other comprehensive gain (loss), net of tax:
Unrealized loss on securities	(893)	(50)
Foreign currency translation gain	31	—
Comprehensive loss	$(16,965)	$(14,060)

Basic and diluted net loss per common share	$(0.21)	$(0.19)
Weighted-average shares used to compute basic and diluted net loss per share	77,413	74,782

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,454	$26,371
Short-term investments – available for sale	172,445	175,732
Prepaid clinical trial and preclinical study costs	8,012	7,806
Prepaid expenses and other current assets	388	619
Total current assets	193,299	210,528
Right-of-use assets	1,632	25
Deferred financing costs	64	76
Deposits	33	33
Total assets	$195,028	$210,662
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,119	$1,444
Other accrued liabilities	7,999	7,305
Lease liability, current	150	29
Total current liabilities	11,268	8,778
Lease liability, net of current portion	1,490	—
Total long-term liabilities	1,490	—
Total liabilities	12,758	8,778
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2022 and December 31, 2021; no shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2022 and December 31, 2021; 77,373,712 and 78,248,401 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	428,086	425,614
Accumulated deficit	(239,285)	(223,182)
Accumulated other comprehensive loss	(1,411)	(549)
Treasury stock at cost, 1,464,217 shares at March 31, 2022, no shares at December 31, 2021	(5,121)	—
Total stockholders’ equity	182,270	201,884
Total liabilities and stockholders’ equity	$195,028	$210,662

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com